Exhibit 99.2

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Resources, Inc. Prices Offering of Common Stock

HOUSTON---March 19, 2008---BPZ Resources, Inc. (AMEX:BZP) today announced that it has priced the public offering of 2,000,000 shares of its common stock.  The offering results in proceeds to the Company of approximately $37.6 million after selling expenses.  Canaccord Adams Inc., served as the sole book-running manager for the firm commitment offering.  In addition, the Company has granted Canaccord Adams a 30-day option to purchase up to 200,000 additional shares to cover any over-allotments.  The final terms of the offering will be disclosed in the definitive prospectus supplement to be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any country or state in which such offer, solicitation, or sales of these securities would be unlawful prior to registration or qualification under the securities laws of any such country or state.

Houston-based BPZ Resources is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.

Statements in the news release, including but not limited to those relating to the proposed offering, use of proceeds and other statements that are not historical facts are forward looking statements at that are based on current expectations.  Although BPZ Resources believes that its expectations are based on reasonable assumptions, it can give no assurances that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions, capital needs and uses and other risks described in the Company’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

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